Exhibit 99.1
[Penn-America Group logo]
NEWS

For Release:         December 10, 2003

Contact:             Financial:          Joseph F. Morris
                                         Chief Financial Officer
                                         (215) 443-3612

                     Media:              David Kirk, APR
                                         (610) 792-3329

          Summary: Penn-America Group, Inc. (NYSE:PNG) director, Paul Simon, dies at 75.

         HATBORO PA (December 10, 2003) - Paul Simon, 75, a member of the board of directors of Penn-America Group, Inc. (NYSE:PNG) since 1997 died yesterday in Springfield, IL following heart surgery. He was chairman of the company's board Nominating and Corporate Governance Committee.

         Jon S. Saltzman, president and CEO said: "All of us are deeply saddened by Paul's death. His contributions to our company, and to our nation, were substantial." The company did not announce details of its plans to replace Simon on its board.

         At the time of his death, Simon was director of the Public Policy Institute he founded at the law school of Southern Illinois University. His distinguished political career began in 1954 when he was elected to the Illinois state legislature where he served for 22 years. He was elected to the U.S. Senate in 1984, from which he retired in 1997. In reporting his death yesterday the Associated Press said that Simon "who rose from crusading newspaper owner to two-term U.S. senator and presidential aspirant" had "a strong reputation for honesty, a politician who began disclosing his personal finances in the 1950s. He had the sober, straight-laced bearing of a Sunday school teacher and wrote 13 books."

         Penn-America Group, Inc. (NYSE:PNG) is a specialty commercial property and casualty insurance holding company that markets and underwrites general liability, commercial property and multi-peril insurance for small businesses in small towns and rural areas through a select network of wholesale general agents in the excess and surplus lines marketplace.

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Forward-Looking Information
Certain information included in this news release and other statements or materials published or to be published by the company are not historical facts but are forward-looking statements including, but not limited to, such matters as anticipated financial performance, business prospects, technological developments, new and existing products, expectations for market segment and growth and similar matters. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company provides the following cautionary remarks regarding important factors which, among others, could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the company's business, and the other matters referred to above include, but are not limited to: (1) risks inherent in establishing loss and loss adjustment expense reserves; (2) uncertainties relating to the financial ratings of the company's insurance subsidiaries; (3) uncertainties relating to government and regulatory policies; (4) uncertainties arising from the cyclical nature of the company's business; (5) changes in the company's relationships with, and the capacity of, its general agents; (6) the risk that the company's reinsurers may not be able to fulfill their obligations to the company. For additional disclosure regarding potential risk factors, refer to documents filed by the company with the Securities and Exchange Commission, including the company's 2002 10-K.

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